                          SECURITIES AND EXCHANGE COMMISSION

                               Washington, D.C.  20549


                                     SCHEDULE 13G


                      Under the Securities Exchange Act of 1934
                                  (Amendment No. 1)*


                              SUBURBAN LODGES OF AMERICA
                             ---------------------------
                                   (Name of Issuer)


                                     COMMON STOCK
                                     ------------
                            (Title of Class of Securities)


                                      864444104
                                    --------------
                                    (CUSIP Number)

           4/30/98  (Date of Event Which Requires Filing of this Statement)
          Check the appropriate box to designate the rule pursuant to which this schedule is filed:
                                 ( X ) Rule 13d-1(b)
                                 (   ) Rule 13d-1(c)
                                 (   ) Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                           (Continued on following page(s))

CUSIP No. 864444104
          ---------

--------------------------------------------------------------------------------
1)   Name of Reporting Person           SAFECO Common Stock Trust
     S.S. or I.R.S. Identifica-
     tion No. of Above Person
--------------------------------------------------------------------------------
2)   Check the Appropriate Box          (a)
     if a Member of a Group             ----------------------------------------
     (See Instructions)                 (b)
--------------------------------------------------------------------------------
3)   SEC Use Only
--------------------------------------------------------------------------------
4)   Citizenship or Place of            State of Delaware
     Organization
--------------------------------------------------------------------------------
Number of       (5) Sole Voting
Shares Bene-        Power               0
ficially
Owned by      ------------------------------------------------------------------
Reporting       (6) Shared Voting       1,813,600
Person With         Power
              ------------------------------------------------------------------
                (7) Sole Disposi-
                    tive Power          0
              ------------------------------------------------------------------
                (8) Shared Dispositive  1,813,600
                    Power
--------------------------------------------------------------------------------
9)   Aggregate Amount Bene-             1,813,600
     ficially Owned by
     Reporting Person
--------------------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9) Excludes
     Certain Shares (See Instructions)
--------------------------------------------------------------------------------
11)  Percent of Class
     Represented by Amount in Row 9     11.754%
--------------------------------------------------------------------------------
12)  Type of Reporting Person           IV
     (See Instructions)



                                  Page 2 of 9 Pages

CUSIP No. 864444104
          ---------


--------------------------------------------------------------------------------
1)   Name of Reporting Person           SAFECO Resource Series Trust
     S.S. or I.R.S. Identifica-
     tion No. of Above Person
--------------------------------------------------------------------------------
2)   Check the Appropriate Box          (a)
     if a Member of a Group             ----------------------------------------
     (See Instructions)                 (b)
--------------------------------------------------------------------------------
3)   SEC Use Only
--------------------------------------------------------------------------------
4)   Citizenship or Place of            State of Delaware
     Organization
--------------------------------------------------------------------------------
Number of       (5) Sole Voting
Shares Bene-        Power               0
ficially
Owned by      ------------------------------------------------------------------
Reporting       (6) Shared Voting       917,800
Person With         Power
              ------------------------------------------------------------------
                (7) Sole Disposi-
                    tive Power          0
              ------------------------------------------------------------------
                (8) Shared Dispositive  917,800
                    Power
--------------------------------------------------------------------------------
9)   Aggregate Amount Bene-             917,800
     ficially Owned by
     Reporting Person
--------------------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9) Excludes
     Certain Shares (See Instructions)
--------------------------------------------------------------------------------
11)  Percent of Class
     Represented by Amount in Row 9     5.948%
--------------------------------------------------------------------------------
12)  Type of Reporting Person           IV
     (See Instructions)


                                  Page 3 of 9 Pages

CUSIP No. 864444104
          ---------

--------------------------------------------------------------------------------
1)   Name of Reporting Person           SAFECO Asset Management
     S.S. or I.R.S. Identifica-         Company
     tion No. of Above Person
--------------------------------------------------------------------------------
2)   Check the Appropriate Box          (a)
     if a Member of a Group             ----------------------------------------
     (See Instructions)                 (b)
--------------------------------------------------------------------------------
3)   SEC Use Only
--------------------------------------------------------------------------------
4)   Citizenship or Place of            State of Washington
     Organization
--------------------------------------------------------------------------------
Number of       (5) Sole Voting
Shares Bene-        Power               0
ficially
Owned by      ------------------------------------------------------------------
Reporting       (6) Shared Voting       2,731,400
Person With         Power
              ------------------------------------------------------------------
                (7) Sole Disposi-
                    tive Power          0
              ------------------------------------------------------------------
                (8) Shared Dispositive  2,731,400
                    Power
--------------------------------------------------------------------------------
9)   Aggregate Amount Bene-             2,731,400 (1)
     ficially Owned by
     Reporting Person
--------------------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9) Excludes
     Certain Shares (See Instructions)
--------------------------------------------------------------------------------
11)  Percent of Class
     Represented by Amount in Row 9     17.702%
--------------------------------------------------------------------------------
12)  Type of Reporting Person           IA
     (See Instructions)


-----------------------
     (1) The Reporting Person disclaims any beneficial ownership of the shares reported on this joint 13G. The reported shares are owned beneficially by registered investment companies for which the Reporting Person serves as an adviser, and include the shares reported in this joint 13G by SAFECO Common Stock Trust and SAFECO Resource Series Trust.



                                  Page 4 of 9 Pages

CUSIP No. 864444104
          ---------


--------------------------------------------------------------------------------
1)   Name of Reporting Person           SAFECO Corporation
     S.S. or I.R.S. Identifica-
     tion No. of Above Person
--------------------------------------------------------------------------------
2)   Check the Appropriate Box          (a)
     if a Member of a Group             ----------------------------------------
     (See Instructions)                 (b)
--------------------------------------------------------------------------------
3)   SEC Use Only
--------------------------------------------------------------------------------
4)   Citizenship or Place of            State of Washington
     Organization
--------------------------------------------------------------------------------
Number of       (5) Sole Voting
Shares Bene-        Power               0
ficially        ----------------------------------------------------------------
Owned by        (6) Shared Voting
Reporting           Power               2,939,100
Person With     ----------------------------------------------------------------
                (7) Sole Disposi-
                    tive Power          0
                ----------------------------------------------------------------
                (8) Shared
                    Dispositive Power   2,939,100
--------------------------------------------------------------------------------
9)   Aggregate Amount Beneficially      2,939,100 (2)
     Owned by Reporting Person
--------------------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9) Excludes
     Certain Shares (See Instructions)
--------------------------------------------------------------------------------
11)  Percent of Class Represented
     by Amount in Row 9                 19.049%
--------------------------------------------------------------------------------
12)  Type of Reporting Person           HC
     (See Instructions)


-------------------------
     (2) The Reporting Person disclaims any beneficial ownership of the shares reported on this joint 13G. The reported shares are owned beneficially by registered investment companies for which a subsidiary of the Reporting Person serves as adviser and by employee benefit plans for which the Reporting Person is a plan sponsor.


                                  Page 5 of 9 Pages

CUSIP No. 864444104
          ---------

Item 1(a).      Name of Issuer:  See front cover

Item 1(b).      Address of Issuer Principal Executive Offices:

                1000 Parkwood Circle, Suite 850, Atlanta, GA  30339

Item 2(a).      Name of Person(s) Filing:  See Item 1 on cover page (pp 2-5).

Item 2(b).      Address of Principal Business Office or, If None, Residence:

SAFECO Common Stock Trust and SAFECO Corporation:  SAFECO Plaza, Seattle, WA
98185

SAFECO Asset Management Company:  601 Union Street, Suite 2500, Seattle, WA
98101

Item 2(c).      Citizenship:   See Item 4 on cover page (pp 2-5).

Item 2(d).      Title of Class of Securities:   See front cover page.

Item 2(e).      CUSIP Number:   See front cover page.

Item 3.  If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the persons filing are:

     (a)        ( ) Broker or Dealer registered under Section 15 of the Act.
     (b)        ( ) Bank as defined in Section 3(a)(6) of the Act.
     (c)        ( ) Insurance Company as defined in Section 3(a)(19) of the Act.
     (d)        (X) Investment Company registered under Section 8 of the
                    Investment Company Act of 1940.
     (e)        (X) Investment Advisor registered under Section 203 of the
                    Investment Advisers Act of 1940.
     (f)        ( ) Employee Benefit Plan, Pension Fund which is subject to provisions of Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F).
     (g)        (X) Parent Holding Company in accordance with Rule
                    13d-1(b)(ii)(G).
     (h)        ( ) Savings Association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act.
     (i)        ( ) Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940.
     (j)        ( ) Group, in accordance with Rule 13d-1(b)(1)(ii)(H).


                                  Page 6 of 9 Pages

CUSIP No. 864444104
          ---------

Item 4.   Ownership:

          Items (a) through (c): See items 1 and 5-11 of the cover pages (pp
          2-5).

          SAFECO Asset Management Company and SAFECO Corporation expressly declare that the filing of this statement on Schedule 13G shall not be construed as an admission that they are, for the purposes of Section 13(d) or 13(g) of the Securities and Exchange Act of 1934, the beneficial owners of any securities covered by this statement. Each of such companies is filing this statement because it is considered an indirect beneficial owner of such securities based on its ownership or control of one or more investment companies which directly own such shares.

Item 5.   Ownership of 5% or Less of a Class:  Not applicable.

Item 6. Ownership of More than 5% on Behalf of Another Person: Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          SAFECO Asset Management Company is the subsidiary on which SAFECO Corporation is reporting as the parent holding company. SAFECO Asset Management Company is an investment adviser as specified in Item 12 on the cover page (p. 4), and reported shares are owned beneficially by registered investment companies for which SAFECO Asset Management Company serves as investment adviser.

Item 8. Identification and Classification of Members of the Group. Not applicable.

Item 9.   Notice of Dissolution of Group.  Not applicable.

Item 10.  Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                  Page 7 of 9 Pages

CUSIP No. 864444104
          ---------


Exhibits.

          The statement required by Rule 13d-1(f) is attached as Exhibit A.

Signature.

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:   May 8, 1998                     SAFECO Corporation


                                        By  /s/ Ronald L. Spaulding
                                            ---------------------------------
                                            Ronald L. Spaulding, Treasurer


                                        SAFECO Common Stock Trust



                                        By  /s/ Ronald L. Spaulding
                                            ---------------------------------
                                            Ronald L. Spaulding, Treasurer


                                        SAFECO Resource Series Trust



                                        By  /s/ Ronald L. Spaulding
                                            ---------------------------------
                                            Ronald L. Spaulding, Treasurer


                                        SAFECO Asset Management Company



                                        By  /s/ Neal A. Fuller
                                            ---------------------------------
                                            Neal A. Fuller, Secretary



                                  Page 8 of 9 Pages

                                      EXHIBIT A



Agreement for filing Schedule 13-G.

Pursuant to the requirements of Regulation 13d-1(d), SAFECO Corporation, SAFECO Asset Management Company, SAFECO Resource Series Trust and SAFECO Common Stock Trust each agree that Schedule 13-G filed by them with regard to Suburban Lodges of America's common stock is filed on behalf of each of them.


Date: May 8, 1998                       SAFECO Corporation



                                        By  /s/ Ronald L. Spaulding
                                            ---------------------------------
                                            Ronald L. Spaulding, Treasurer


                                        SAFECO Common Stock Trust


                                        By  /s/ Ronald L. Spaulding
                                            ---------------------------------
                                            Ronald L. Spaulding, Treasurer


                                        SAFECO Resource Series Trust


                                        By  /s/ Ronald L. Spaulding
                                            ---------------------------------
                                            Ronald L. Spaulding, Treasurer


                                        SAFECO Asset Management Company



                                        By  /s/  Neal A. Fuller
                                            ---------------------------------
                                            Neal A. Fuller, Secretary



                                  Page 9 of 9 Pages